UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2021

SPARTAN ACQUISITION CORP. III
(Exact Name of Registrant as Specified in its Charter)

Delaware	001- 40022	86-1182458
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, 43rd Floor New York, NY 10019
(Address of principal executive offices, including zip code)

(212) 515-3200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-fourth of one warrant	SPAQ.U	The New York Stock Exchange
Class A common stock, par value $0.0001 per share	SPAQ	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	SPAQ.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2021, Matthew J. Smith was appointed as a member of the board of directors (the “Board”) of Spartan Acquisition Corp. III (the “Company”), effective immediately. The Board has determined that Mr. Smith is an “independent director” as defined in the New York Stock Exchange (“NYSE”) listing standards and applicable U.S. Securities and Exchange Commission (“SEC”) rules and regulations.

Under the NYSE listing standards and applicable SEC rules, the Company had one year from the effective date of the registration statement for its initial public offering to have the audit committee of the Board (the “Audit Committee”) be comprised solely of independent members. Prior to Mr. Smith’s appointment, one of the members of the Board’s Audit Committee, Geoffrey Strong, was not independent. In connection with Mr. Smith’s appointment to the Board, Mr. Smith will replace Mr. Strong as a member of the Board’s Audit Committee.

Matthew J. Smith, age 43, currently serves as the Founder and Managing Partner of Deep Basin Capital LP since January 2017. Mr. Smith has over 16 years of investment management experience in the energy, renewable and utility sectors across both public and private investments, including the roles of portfolio manager at Citadel's Surveyor Capital Ltd. from June 2010 through January 2016, senior analyst in the energy and other cyclical sectors for Highfields Capital Management LP from January 2009 to December 2009 and Copper Arch Capital. LLC from July 2005 to December 2007 and as a financial analyst at Equity Office Properties Trust from August 2001 to May 2003. Mr. Smith is a CFA Charterholder. He holds a B.B.A. from the University of Iowa Tippie College of Business and a M.S. in Finance from Wisconsin-Madison’s Applied Security Analysis Program (ASAP). The Company believes Mr. Smith is well qualified to serve as a director due to his extensive experience in the energy, renewable and utility sectors across both public and private investments.

In connection with his appointment to the Board, Mr. Smith has joined that certain letter agreement, dated February 8, 2021, among the Company, its officers and directors and Spartan Acquisition Sponsor III LLC (the “Letter Agreement”) by entering into an Insider Letter Acknowledgment and Agreement, a copy of which is attached hereto as Exhibit 10.1. Please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for information regarding the Letter Agreement. The Company also entered into an Indemnification Agreement with Mr. Smith, a copy of which is attached hereto as Exhibit 10.2, which requires the Company to indemnify him to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

In connection with his appointment to the Board, Mr. Smith will receive a one-time cash payment of $250,000. In addition, Mr. Smith will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description of Exhibits

10.1	Insider Letter Acknowledgment and Agreement, dated May 3, 2021, between the Company and Matthew J. Smith.
10.2	Indemnification Agreement, dated May 3, 2021, between the Company and Matthew J. Smith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2021

SPARTAN ACQUISITION CORP. III

By:	/s/ James Crossen
Name:	James Crossen
Title:	Chief Financial Officer and Chief Accounting Officer